Exhibit 3.1

THE COMPANIES LAW (2018 REVISION) OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF
ASSOCIATION

OF

KILCOY GLOBAL FOODS, LTD.

(As Amended and Adopted by Special Resolution of the Shareholders passed on 31 December, 2019)

Filed: 21-Jan-2020 07:59 EST
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THE COMPANIES LAW (2018 REVISION) OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
KILCOY GLOBAL FOODS, LTD.

(As Amended and Adopted by Special Resolution of the Shareholders passed on 31 December 2019)

1.	The name of the Company is Kilcoy Global Foods, Ltd.

2.	The Registered Office of the Company shall be at the offices of Vistra (Cayman) Limited, P. O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2018 Revision) of the Cayman Islands (as amended) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Law (2018 Revision) of the Cayman Islands (as amended), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Law (Revised); or

b.	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Law (Revised); or

c.	the business of company management without being licensed in that behalf under the Companies Management Law (Revised).

6.	The liability of each Member or Shareholder is limited to the amount from time to time unpaid on such Member’s or Shareholder’s Shares.

7.	The authorized share capital of the Company is US$50,000 divided into 50,000,000 Ordinary Shares of par value US$0.001 each.

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8.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law (2018 Revision) of the Cayman Islands as amended) and, subject to the provisions of the Companies Law (2018 Revision) of the Cayman Islands (as amended) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalized terms that are not defined in this Third Amended and Restated Memorandum of Association bear the same meaning as those given in the Third Amended and Restate Articles of Association of the Company.

Filed: 21-Jan-2020 07:59 EST
www.verify.gov.ky File#: 282573	Auth Code: E56537893749

THE COMPANIES LAW (2018 REVISION) OF THE CAYMAN ISLANDS
EXEMPTED COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION
OF

KILCOY GLOBAL FOODS, LTD.

(As Amended and Adopted by Special Resolution of the Shareholders passed on 31 December 2019)

Table A

The regulations in Table A in the First Schedule to the Statute (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

“AA Investors” has the meaning given to it in the Amended and Restated Shareholders Agreement.

“Asia Alternatives” means Asia Alternatives Capital Partners IV, LP.

“ACCE” means ACCE Investment Limited.

“Affiliate” of a Person (the “Subject Person”) means (i) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with the Subject Person and (ii) in the case of a natural person, any other Person that directly or indirectly is Controlled by the Subject Person or is a Relative of the Subject Person.

“Alternate Director” means an alternate director appointed in accordance with the Articles.

“Amended and Restated Shareholders Agreement” means an Amended and Restated Shareholders Agreement executed by the Shareholders and the Company on December 7, 2018.

“AMG” means AMG CO., LTD.

“Articles” means this Second Amended and Restated Articles of Association of the Company as altered from time to time by a Special Resolution.

“ATOC” means ATOC Investment Limited.

“Auditor” means the auditor of the Company selected by a majority of the Board and appointed in accordance with Article 11, which shall be one of the “Big 4” accounting firms (i.e., PricewaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young) or its Affiliates.

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“Board” means the board of directors of the Company appointed or elected pursuant to these Articles and acting at a meeting of Directors at which there is a quorum or by Written Resolution in accordance with these Articles.

“BonneVie” means BonneVie, Ltd.

“Business” means animal protein production, processing and distribution.

“Business Day” means any day that is not a Saturday, a Sunday or other public holiday in PRC, Hong Kong New York, Singapore or the Cayman Islands.

“Ceres” means CeresPlus, LTD.

“Charter Documents” means, with respect to any Person, the Memorandum of Association, Articles of Association, Certificate of Incorporation, Articles of Incorporation, Bylaws or other relevant organizational documents of such Person.

“Company” means Kilcoy Global Foods, Ltd.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of more than fifty percent (50%) of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Delibeef” means Delibeef Co., Ltd.

“Director” means a director of the Company (including any duly appointed Alternate Director).

“EBITDA” means earnings before interest, taxes, depreciation and amortization of the Company on a consolidated basis, excluding any non-recurring items and any adjustments to any prior year financials, based on the annual audited consolidated financial statements of the Company prepared in accordance with the Accounting Standards, but shall include on pro forma basis, in case of the acquisition of other entities or business by any of the Group Companies, the EBITDA of the acquired entities or business for the entire financial year without regard to the timing of such acquisitions.

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any Person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (iv) any adverse claim as to title, possession or use.

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“Equity Securities” means, with respect to any Person, such Person’s capital stock, issued share capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, issued share capital, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Exit Transaction” means any transaction or series of related transactions that constitute (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 80% or more of the consolidated assets of the Company or to which 80% or more of the total revenue or EBITDA of the Company are attributable, (ii) any sale, lease, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent 80% or more of the total assets, revenue or EBITDA of the Company and its Subsidiaries, taken as a whole, or (iii) any combination of the foregoing. An Exit Transaction shall also include any transaction or series of related transactions that would result in (x) NHI, ATOC and ACCE no longer jointly Controlling the Company or (y) New Hope Group and its Affiliates no longer jointly Controlling NHI.

“Financial Year” means the financial year of the Company, which ends on December 31st.

“Aberdeen Partners” means ABERDEEN ASIA PARTNERS III, L.P.

“Aberdeen Pacific” means ABERDEEN ASIA PACIFIC III, L.P.

“Governmental Authority” means any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof; any court or arbitral tribunal; and the governing body of any securities exchange, in each case having competent jurisdiction.

“Greenbacks” means GREENBACKS HOLDINGS LIMITED.

“Group Companies” means the Company and all of its direct or indirect Subsidiaries, and a “Group Company” means any of them.

“Harford” means Harford Global Limited.

“HDL” means New High Lao International Investment Ltd.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFC” means International Finance Corporation.

“IFRS” means the international accounting standards or the international financial reporting standards prescribed by the International Accounting Standards Board and its successors.

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“Indebtedness” of any Person means, without duplication, each of the following of such Person: (i) all indebtedness, whether or not contingent, for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business that have not become due), (iii) all obligations, contingent or otherwise, with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations, contingent or otherwise, evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced that are incurred in connection with the acquisition of properties, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations that are, or should have been, capitalized in accordance with the applicable Accounting Standards, (vii) all obligations under banker’s acceptance, letter of credit or similar facilities, (viii) all obligations to purchase, redeem, retire, or otherwise acquire for value any Equity Securities of such Person, (ix) all obligations in respect of any interest rate swap, hedge or cap agreement, (x) all guarantees issued in respect of the Indebtedness referred to in clauses (i) through (ix) above of any other Person, but only to the extent of the Indebtedness guaranteed, and (xi) all Indebtedness referred to in clauses (i) through (ix) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Investor(s)” has the meaning given to it in the Amended and Restated Shareholders Agreement.

“IRR” means internal annual rate of return (determined in US$).

“Memorandum of Association” means this Third Amended and Restated Memorandum of Association of the Company in force and effect, as amended and restated from time to time by Special Resolution.

“New Hope Group” means Sichuan New Hope Group Co., Ltd.

“NewAccord” means New Accord Ventures Limited.

“NHI” means New Hope International (Hong Kong) Limited.

“Ordinary Resolution” means a resolution (i) passed by simple majority of such members as, being entitled to do so, vote in person, or where proxies are allowed, by proxy at a general meeting of the Company on a show of hands or a poll and where a poll is taken regard shall be had in computing a majority to the number of votes to which each member is entitled; or (ii) approved in writing by all of the members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if not more than one, is executed.

“Ordinary Share” means ordinary shares with par value of US$ 0.001 each in the share capital of the Company that may be authorized and issued from time to time.

“Original Shareholder(s)” have the meaning given to it in the Amended and Restated Shareholders Agreement.

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“Oversubscription Pro Rata Share” means with respect to the Oversubscription Right of any Preemptive Shareholder for the Unsubscribed Securities, the proportion that the number of issued Shares held by such Preemptive Shareholder bears to the aggregate number of issued Shares held by all Preemptive Shareholders that are qualified to exercise the Oversubscription Rights in relation to the Unsubscribed Securities immediately prior to the issuance of the Oversubscription Notice (in each case, as determined on an as-converted basis).

“Palace” means Palace Investments Pte. Ltd.

“Permitted Transferee” of any Shareholder, means such Shareholder’s Affiliates.

“Person” means any natural person, firm, company, Governmental Authority, joint venture, partnership, association or other entity (whether or not having separate legal personality).

“Policy Agreement” means the Policy Agreement between the Company and IFC.

“PRC” means the People’s Republic of China and for the purpose of these Articles shall exclude Hong Kong, Taiwan and Macau.

“Preemptive Pro Rata Share” means, with respect to any Shareholder, the proportion that the number of issued Shares held by such Shareholder bears to the aggregate number of issued Shares held by all Shareholders immediately prior to the issuance of the Issuance Notice (in each case determined on a as-converted basis).

“Register of Directors” means the register of directors referred to in these Articles.

“Register of Members” means the register of Members maintained in accordance with the Statute.

“Registered Office” means the registered office for the time being of the Company.

“Related Party Transaction” means any agreement, arrangement or obligation to which any Group Company is a party and which involves any Director, officer, employee or Shareholder of the Company (or any of their Relatives or respective Affiliates), other than employment arrangements.

“Relative” of a natural person means the spouse of such person and any parent, parent-in-law, grandparent, child, child-in-law, grandchild, sibling, uncle, aunt, nephew or niece of such person or spouse.

“Reserved Matters” means the matters set forth in Schedule 1.

“Seal” means the common seal or any official or duplicate seal of the Company;

“Secretary” means the Person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any Person appointed by the Board to perform any of the duties of the Secretary.

“Shareholder(s)” means a Member, which bears the meaning as ascribed to it in the Statute.

“Shares” means Ordinary Share or any other class or series of shares of the Company, and “Share” shall mean any of them.

“Special Resolution” means a resolution passed at a general meeting (or, if so specified, a meeting of Shareholders holding a class of shares) of the Company: (i) by an approval by the Shareholders holding 100% of the issued and outstanding Shares for matters requiring such approval as set forth in Clause 1 of Schedule 1 (ii) by an approval by the Shareholders holding 90% of the issued and outstanding Shares for matters requiring such approval as set forth in Clause 2 of Schedule 1; (iii) by an approval by the Shareholders holding 85% of the issued and outstanding Shares for matters requiring such approval as set forth in Clause 3 of Schedule 1; (iv) by a majority of two-third the votes cast, in relation to any matter that requires a Special Resolution other than a Reserved Matter set forth in Schedule 1, and also includes a Written Resolution passed by the unanimous consent of all Shareholders entitled to vote.

Filed: 21-Jan-2020 07:59 EST
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“Statute” means the Companies Law (2018 Revision) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in force.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interests in whose profits or capital are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS; or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“US$” means United States Dollars, the lawful currency of the United States of America.

“Written resolution” means a resolution passed in accordance with Article 33 or 51.

1.2	Terms Defined Elsewhere in these Articles

“Acceptance Notice”	Article 4.3(b)

“First Issuance Notice Period”	Article 3.3(a)

“Indemnified Party”	Article 45

“Investor Exit”	Article 11.2

“Issuance Notice”	Article 3.2

“Non-transferring Shareholder”	Article 4.3(b)

“Offered Shares”	Article 4.3(a)

“Oversubscription Rights”	Article 3.1

“Oversubscription Notice”	Article 3.3(b)

“Preemptive Rights”	Article 3.1

“Preemptive Shareholder”	Article 3.3(a)

“Proposed Issuance”	Article 3.2

“Proposed Recipient”	Article 3.1

“Proposed Transfer”	Article 4.3(a)

“Proposed Transferee”	Article 4.3(a)

“Reserved Matters”	Article 11

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“Residual Securities”	Article 3.5
“Restricted Securities”	Article 4.1
“ROFR Acceptance Period”	Article 4.3(b)
“Sale Notice”	Article 4.3(a)
“Second Issuance Notice Period”	Article 3.3(b)
“Second ROFR Acceptance Period”	Article 4.3(d)
“Second Sale Notice”	Article 4.3(d)
“Tag-Along Acceptance Period”	Article 4.4(b)
“Tag-Along Notice”	Article 4.4(a)
“Tag-Along Right Holder”	Article 4.4(a)
“Tag-Along Sale”	Article 4.4(b)
“Tagging Shareholder”	Article 4.4(b)
“Transfer”	Article 4.1
“Transferring Current Shareholder”	Article 4.4(a)
“Transferring Shareholder”	Article 4.3(a)
“Unsubscribed Securities”	Article 3.3(b)

1.3	Interpretation

(a)	Directly or Indirectly. The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

(b)	Statutory Provision. A reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

(c)	Words defined in the Law. Unless otherwise provided herein, words or expressions defined in the law shall bear the same meaning as in these Articles.

(d)	Gender and Number. Unless the context otherwise requires, all words (whether gender-specific or gender neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words importing the singular include the plural and vice versa.

(e)	Headings. Headings are included for convenience only and shall not affect the construction of any provision of these Articles.

(f)	Include not Limiting. “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(g)	Law. References to “law” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, any common or customary law, constitution, code, ordinance statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment, including, without limitation, the Companies Law (2018 Revision) of the Cayman Islands;

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(h)	References to Documents. References to these Articles include the Schedules, which form an integral part hereof. A reference to any Article or Schedule is, unless otherwise specified, to such Article of or Schedule to these Articles. The words “hereof,” “hereunder” and “hereto,” and words of like import, unless the context requires otherwise, refer to these Articles as a whole and not to any particular Article hereof or Schedule hereto. A reference to any document (including these Articles) is to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(i)	Time. If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.

(j)	Writing. References to writing and written include any mode of reproducing words in a legible and non-transitory form including emails and faxes.

SHARES

2.	Power to Issue Shares; Redemption; Treasury Shares

2.1	Power to Issue Shares. Subject to the Law and these Articles (including, without limitation, Article 11), and any other agreement that the Shareholders may enter into from time to time, the Board shall have the power to issue any Shares on such terms and conditions as it may determine and any Shares or class of Shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of Shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Shareholders prescribe, provided that no Share shall be issued for a consideration below par value except in accordance with the Statute.

2.2	Redemption and Purchase of Shares.

(a)	Subject to the provisions of the Law and these Articles, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the Shares, may by Special Resolution determine and the rights attaching to any issued Shares may, subject to the provisions of these Articles, by Special Resolution, be varied so as to provide that such Shares are to be or are liable to be so redeemed.

(b)	Subject to the provisions of the Law and these Articles, the Company may purchase its own Shares (including fractions of a Share), including any redeemable Shares, provided that the manner of purchase has first been authorised by the Company in general meeting and may make payment therefor in any manner authorised by the Statute, including out of capital and provided that the Company may not redeem or purchase any of its Shares if, as a result of the redemption or purchase, there would no longer be any issued Shares of the Company other than Shares held as treasury shares.

2.3	Treasury Shares. The Company may, subject to the provisions of the Law, acquire, hold and dispose of its own Shares as treasury shares.

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3.	Preemptive Rights and Oversubscription Rights

3.1.	Restrictions. The Company shall not issue any securities (including any Equity Securities of the Company or any debt or other securities of any kind) of any type or class to any Person (the “Proposed Recipient”) unless the Company has offered each Shareholder in accordance with the provisions of this Article 3, the right to purchase up to such Shareholder’s Preemptive Pro Rata Share of such issuance (“Preemptive Rights”) and subject to the remaining provisions of this Article 3, the right to oversubscribe if any other Shareholder elects not to purchase fully its Preemptive Pro Rata Share of such securities (“Oversubscription Rights”) for a per unit consideration, payable solely in cash, equal to the per unit consideration to be paid by the Proposed Recipient and otherwise on the same terms and conditions as are offered to the Proposed Recipient. The Company shall offer each of the Preemptive Shareholders (defined below) that have the right to exercise the Oversubscription Rights pursuant to Article 3.3, the right to purchase up to its Oversubscription Pro Rata Share of the Unsubscribed Securities; provided that no Shareholder shall be obliged to purchase more securities than such securities it indicates its agreement to take up under Article 3.3.

3.2.	Notice. Not less than 60 days before a proposed issuance of securities (a “Proposed Issuance”), the Company shall deliver to each Shareholder written notice (the “Issuance Notice”) of the Proposed Issuance setting forth (a) the number, type and terms of the securities to be issued, (b) the percentage of such securities that each Shareholder is entitled to purchase pursuant to the Preemptive Rights, (c) the consideration to be received by the Company in connection with the Proposed Issuance and (d) the identity of the Proposed Recipients and the Person(s) that Controls such Proposed Recipients.

3.3.	Exercise of Preemptive Rights.

(a)	Within twenty (20) Business Days following the receipt of the Issuance Notice (the “First Issuance Notice Period”), each Shareholder electing to exercise its rights under this Article 3 (each, a “Preemptive Shareholder”) shall give written notice to the Company specifying the number of securities up to its Preemptive Pro Rata Share that such Preemptive Shareholder agrees to purchase pursuant to the exercise of its Preemptive Rights (including the calculation by such Preemptive Shareholder of its Preemptive Pro Rata Share).

(b)	If the Preemptive Shareholders do not elect to subscribe for all such securities within the First Issuance Notice Period pursuant to Article 3.3(a), the Company shall within three (3) days after the expiry of the First Issuance Notice Period, deliver to each Preemptive Shareholder that has duly and fully exercised its Preemptive Rights within the First Issuance Notice Period, a written notice (the “Oversubscription Notice”) setting forth the number of such securities that were not purchased within the First Issuance Notice Period (the “Unsubscribed Securities”) and inviting each such Preemptive Shareholder to notify the Company in writing within a period of ten (10) Business Days after the date of delivery of the Oversubscription Notice (the “Second Issuance Notice Period”), the number of the Unsubscribed Securities up to its Oversubscription Pro Rata Share that such Preemptive Shareholder wishes to purchase pursuant to the exercise of its Oversubscription Rights.

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(c)	Except as provided in the next succeeding sentence, failure by any Shareholder to give such notice within the First Issuance Notice Period or the Second Issuance Notice Period (as the case may be) shall be deemed a waiver by such Shareholder of any of its Preemptive Rights or Oversubscription Rights, as the case may be, under this Article 3 with respect to the Proposed Issuance without prejudice to its Preemptive Rights or Oversubscription Rights (as the case may be) with respect to any other Proposed Issuance. If any Shareholder fails to give the notice required under this Article 3.3 solely because of the Company’s failure to comply with the notice provisions of Articles 3.2 or 3.3(b), then the Preemptive Rights and Oversubscription Rights of such Shareholder shall not lapse or be waived and the Shareholders shall procure that Company will not issue securities in contravention with this Article 3 and if any securities are purported to be issued, such issuance of securities shall be void.

3.4.	The closing of the sale and purchase of the securities of the Proposed Issuance pursuant to the exercise of the Preemptive Rights and/or the Oversubscription Rights in accordance with this Article 3 shall take place remotely via the exchange of documents and signatures (or in such other manner as may be agreed in writing between the Company and the Preemptive Shareholders), on the seventh Business Day after the expiry of the Second Issuance Notice Period, or if the securities of the Proposed Issuance are fully subscribed at the expiry of the First Issuance Notice Period, on the seventh Business Day after the expiry of the First Issuance Notice Period. At each such closing, each Shareholder that has agreed to purchase the securities of the Proposed Issuance pursuant to the exercise of its Preemptive Rights and/or Oversubscription Rights in accordance with this Article 3, shall pay the total consideration for such securities by means of wire transfer of immediately available funds to the account of the Company and the Company shall, against the payment of such consideration, issue to such Shareholder a certificate representing such securities as purchased by such Shareholder together with a certified true copy of the updated Register of Members that reflects such Shareholder as the registered holder of such purchased securities, free and clear of all Encumbrances.

3.5.	If any securities of the Proposed Issuance have not been subscribed pursuant to the exercise of the Preemptive Rights and/or the Oversubscription Rights in accordance with this Article 3 (the “Residual Securities”), the Company shall have 30 days thereafter to complete issuance of such Residual Securities to the Proposed Recipient for a per unit consideration, payable solely in cash, not less than the per unit consideration and otherwise on the terms and conditions not more favorable than those offered to the Shareholders in accordance with this Article 3. In the event that the Company has not issued and sold such Residual Securities within such 30 day period, then the Company shall not thereafter issue or sell any Residual Securities without again first offering such Residual Securities to the Shareholders pursuant to this Article 3.

4.	Restrictions on Transfer of Shares

4.1.	Limitation on Transfers. No Shareholder shall sell, give, transfer, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any Encumbrance on, any Equity Securities of the Company (the “Restricted Securities”) or any right, title or interest therein or thereto (each, a “Transfer”), except as expressly permitted by this Article 4. A Transfer shall only be effective if the transferee shall have acceded to the terms of the Amended and Restated Shareholders Agreement and shall have become a party hereto.

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No Shareholder may Transfer, and the Company may not issue, any Restricted Securities in the Company to any of the individuals or entities named on (i) lists promulgated by the United Nations Security Council or its committees pursuant to resolutions issued under Chapter VII of the United Nations Charter; or (ii) the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr).

The Original Shareholders may Transfer their Restricted Securities only if each of the following conditions is satisfied: (i) such Transfer complies with the other provisions of this Article 4; (ii) the consideration to be paid in such Transfer shall include sufficient cash as may be required to purchase all of the Shares of the Investors included in the Tag-Along Sale; (iii) after giving effect to such Transfer, the Original Shareholders, in aggregate, continue to own no less than 65% of the Equity Securities of the Company (as determined on a fully diluted basis); and (iv) such Transfer does not contravene or trigger any provision with respect to any Indebtedness of any Group Company.

Any attempt to Transfer or issue any Restricted Securities in violation of this Article 4.1 shall be null and void ab initio, and the Company shall not register any such Transfer.

4.2.	Permitted Transfers. The following Transfers of Restricted Securities may be made without compliance with the provisions of Articles 4.1, 4.3, 4.4, 4.5 or 4.6: the Transfer of all or any part of the Restricted Securities held by any Shareholder to its Permitted Transferee, provided the Permitted Transferee has agreed in writing to be bound by the Amended and Restated Shareholders Agreement, and all amendments thereof, and shall be a party hereto, provided further that if such Permitted Transferee ceases to be a Permitted Transferee, the Restricted Securities held by such Permitted Transferee shall be transferred to the Shareholder transferring such Restricted Securities in the first instance or to another Permitted Transferee of that Shareholder.

4.3.	Right of First Refusal.

(a)	Subject to Article 4.2, any Shareholder who wishes to Transfer its Restricted Securities (a “Transferring Shareholder”) to a Person other than its Permitted Transferee (a “Proposed Transferee”) shall serve a notice (“Sale Notice”) to the Company and the other Shareholders stating the number of Restricted Securities (“Offered Shares”) it wishes to Transfer, the offer price for each Offered Share, the material terms and conditions of the proposed Transfer and the identity of the Proposed Transferee and the Person(s) that Controls such Proposed Transferee (“Proposed Transfer”). The Sale Notice shall constitute an irrevocable offer to Transfer once issued.

(b)	Subject to Article 4.3(c)-(h), the Shareholders other than the Transferring Shareholder (each, a “Non-Transferring Shareholder”) shall be entitled to purchase all (but not less than all) of the Offered Shares on terms and conditions set forth in the Sale Notice. Each Non-Transferring Shareholder shall send a notice in writing (the “Acceptance Notice”) to the Transferring Shareholder and the Company within fifteen (15) days of receiving the Sale Notice from the Transferring Shareholder (the “ROFR Acceptance Period”) specifying the number of Offered Shares such Non-Transferring Shareholder wishes to purchase.

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(c)	The Offered Shares shall be allotted among the Non-Transferring Shareholders issuing the Acceptance Notice. Each Non-Transferring Shareholder shall be allotted the lower of (i) such Non-Transferring Shareholder’s ROFR Pro Rata Share of the Offered Shares, and (ii) the number of Offered Shares it wishes to purchase as specified in the Acceptance Notice. For the avoidance of doubt, the Non-Transferring Shareholder’s ROFR Pro Rata Share of the Offered Shares in this Article 4.3(c) shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred to the Proposed Transferee, multiplied by (ii) a fraction, the numerator of which is the number of Shares (on an as-converted basis) then held by such Non-Transferring Shareholder on the date of the Sale Notice, and the denominator of which is the aggregate number of Shares (on an as-converted basis) held by all Non-Transferring Shareholders on that date.

(d)	If the Non-Transferring Shareholders do not elect to purchase all Offered Shares before the expiration of the ROFR Acceptance Period, the Transferring Shareholder shall within three (3) days after the expiry of the ROFR Acceptance Period, deliver to the Company and each Non-Transferring Shareholder other than any Non-Transferring Shareholder that does not purchase 100% of such Non-Transferring Shoreholder’s ROFR Pro Rata Share of the Offered Shares in accordance with Article 4.3(c), a written notice (the “Second Sale Notice”) setting forth the number of such Offered Shares that were not purchased within the ROFR Acceptance Period and inviting each such Non-Transferring Shareholder to notify the Transferring Shareholder in writing within a period of five (5) Business Days after the date of delivery of the Second Sale Notice (the “Second ROFR Acceptance Period”), the number of such Offered Shares that such Non-Transferring Shareholder wishes to purchase. Each such Non-Transferring Shareholder shall be entitled to purchase up to all of the Offered Shares set forth in such Second Sale Notice, provided that in the event of any oversubscription, the number of Offered Shares purchased by the oversubscribing Non-Transferring Shareholders pursuant to this Article 4.3(d) shall be reduced on a pro rata basis based on their respective ROFR Pro Rata Share.

(e)	If the Non-Transferring Shareholders have not elected to purchase all (but not less than all) of the Offered Shares within the ROFR Acceptance Period or, in the case a Second Sale Notice was (or should have been) issued, the Second ROFR Acceptance Period, the Non-Transferring Shareholders shall be deemed to have declined the offer and the Transferring Shareholder may, subject to the tag-along rights of the Non-Transferring Shareholders in accordance with Article 4.4, sell all (but not less than all) of the Offered Shares to the Proposed Transferee in a bona fide sale at a price per share not less than the offer price and on terms that are not more favorable than that offered to the Non-Transferring Shareholders, provided such sale shall be consummated within ninety (90) days after the date of the Sale Notice. Any Transfer after the expiry of the ninety (90)-day period shall be conducted in accordance with the procedure set forth in this Article 4.3.

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(f)	If the Non-Transferring Shareholders have elected to purchase all (but not less than all) of the Offered Shares within the ROFR Acceptance Period or, in the case a Second Sale Notice was (or should have been) issued, the Second ROFR Acceptance Period, then, within thirty (30) days thereafter, the Transferring Shareholders shall transfer the Offered Shares, free and clear of all Encumbrances, to the Non-Transferring Shareholders who have elected to purchase the Offered Shares at the price per share and on terms and conditions set forth in the Sale Notice.

(g)	For the avoidance of doubt, if any Investor does not exercise its rights under this Article 4.3, it shall nevertheless have the right to exercise its rights under Article 4.4 below.

(h)	Notwithstanding any other provision of these Articles, this Article 4.3 shall cease to apply to IFC, Aberdeen Pacific, Aberdeen Partners, AMG, Palace, NewAccord, HDL, and AA Investors in their respective capacity as Transferring Shareholders upon any material breach by the Company of the Policy Agreement.

4.4.	Tag-Along Rights.

(a)	If any Original Shareholder who wishes to transfer its Restricted Securities (each a “Transferring Current Shareholder”) to a Proposed Transferee and to the extent other Shareholders do not exercise their respective rights of first refusal as to all of the Offered Shares proposed to be sold by the Transferring Current Shareholder to the Proposed Transferee, the Transferring Current Shareholder shall serve a notice (the “Tag-Along Notice”) to each Investor (“Tag-Along Right Holder”), stating (i) the number of Offered Shares to be sold in the Tag-Along Sale, and (ii) the expected date of consummation of the Proposed Transfer, which must be no earlier than fifteen (15) days and no later than thirty (30) days after the delivery of such Tag-Along Notice. Such Tag-Along Notice shall be accompanied by true and complete copies of all agreements between the Proposed Transferee and the Transferring Current Shareholder regarding the Proposed Transfer.

(b)	Upon delivery of a Tag-Along Notice, each of the Tag-Along Right Holders shall have the right, but not the obligation, to sell up to its Tag-Along Pro Rata Share of the Offered Shares at the same price per share, for the same form of consideration (subject to Article 4.4(d) below) and pursuant to the same terms and conditions as set forth in the Tag-Along Notice (but in no event less favorable than the terms and conditions offered to the Transferring Current Shareholder) (a “Tag-Along Sale”). If any Tag-Along Right Holder wishes to participate in a Tag-Along Sale, it shall provide irrevocable written notice to the Transferring Current Shareholder no later than fifteen (15) days after the date of the Tag-Along Notice (each such electing Tag-Along Right Holder, a “Tagging Shareholder”, and such 15-day period, the “Tag-Along Acceptance Period”). The Transferring Current Shareholder shall not consummate the Tag-Along Sale unless the Proposed Transferee purchases all of the Shares requested to be included in the Tag-Along Sale by the Tagging Shareholders on the same terms and conditions applicable to the Transferring Current Shareholder; provided that no Tagging Shareholder shall be required to provide (i) representations and warranties other than with respect to itself and the Shares that it proposes to sell or (ii) any indemnity or joint and several obligation in connection with such a sale. To the extent one or more Tag-Along Right Holders exercise such tag-along right in accordance with the terms and conditions set forth herein, the number of Offered Shares that the Transferring Current Shareholder may Transfer to the Proposed Transferee shall be correspondingly reduced.

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(c)	For the avoidance of doubt, the Tagging Shareholder’s Tag-Along Pro Rata Share of the Offered Shares as used in Article 4.4(b) shall be equal to the product of (i) the aggregate number of the Offered Shares being transferred to the Proposed Transferee, multiplied by (ii) a fraction, the numerator of which is the number of Shares (on an as-converted basis) owned by such Tagging Shareholder on the date of the Tag-Along Notice and the denominator of which is the total number of Shares (on an as-converted basis) owned by the Transferring Current Shareholder and all Tagging Shareholders on that date.

(d)	For further avoidance of doubt, if any portion of the consideration for the Offered Shares is not payable in cash, then, upon request of any Tagging Shareholders, the Transferring Current Shareholder shall ensure that all of the Shares of such Tagging Shareholders included in the Tag-Along Sale are purchased at a price in cash not less than the price set forth in the Tag-Along Notice.

(e)	If the Tag-Along Sale shall not been completed within fifteen (15) days following the expiration of the Tag-Along Acceptance Period, then all restrictions on Transfer contained in these Articles shall continue in effect.

(f)	The Tagging Shareholders shall (i) not be obligated to pay any expenses incurred in connection with any unconsummated Tag-Along Sale and (ii) be obligated to pay only their pro rata share (based on the number of Shares being sold in the Tag-Along Sale) of reasonable expenses incurred in connection with a consummated Tag-Along Sale to the extent such expenses are incurred for the benefit of all of the relevant Shareholders and are not otherwise paid by the Company, the Proposed Transferee or any other Person.

4.5.	Avoidance of Restrictions. The Transfer restrictions in these Articles shall not be capable of being avoided by the holding of Equity Securities of the Company indirectly through a company or other entity that can itself be sold in order to dispose of an interest in the Equity Securities of the Company free of such restrictions. Any Transfer or other disposal of any Equity Securities (or other interest) resulting in any change in a Shareholder or of any company (or other entity) having Control over that Shareholder shall be treated as a Transfer of the Shares held by that Shareholder, and the provisions of these Articles that apply in respect of the Transfer of any Shares shall thereupon apply in respect of the Shares so held; provided, however, that this Article 4.5 shall not apply to a Transfer of shares of NHI or any company having Control over NHI, provided that New Hope Group and its Affiliates shall jointly retain Control over NHI.

4.6.	Transfer of Convertible Securities. Any Transfer of Equity Securities of the Company exercisable or convertible into or exchangeable for Shares will be deemed for the purposes of this Article 4 to be a Transfer of Shares.

5.	Rights Attaching to Shares

Subject to the Law and these Articles (including without limitation Article 2.1 and Article 11), the Memorandum of Association and any resolution of the Shareholders to the contrary and without prejudice to any special rights conferred thereby on the holders of any other Shares or class of Shares, the share capital of the Company shall be divided into Shares of a single class the holders of which shall:

(a)	be entitled to one vote per Share;

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(b)	be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to Shares in accordance with these Articles.

6.	Calls on Shares

6.1	The Board may make such calls as it thinks fit upon the Shareholders in respect of any monies (whether in respect of nominal value or premium) unpaid on the Shares allotted to or held by such Shareholders and, if a call is not paid on or before the day appointed for payment thereof, the Shareholder may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may, by a majority vote of the Directors differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

6.2	The Company may, by a majority vote of the Directors accept from any Shareholder the whole or a part of the amount remaining unpaid on any Shares held by him, although no part of that amount has been called up.

6.3	The Company may, by a majority vote of the Directors determine the amounts and times of payments of calls on their Shares issued to different Shareholders.

7.	Joint and Several Liability to Pay Calls

The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

8.	Forfeiture of Shares

8.1	If any Shareholder fails to pay, on the day appointed for payment thereof, any call in respect of any Share allotted to or held by such Shareholder, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Shareholder a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call

• (the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board

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8.2	If the requirements of such notice are not complied with, any such Share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such Share shall thereupon become the property of the Company and may be disposed of as the Board shall, by a majority vote of the Directors. Without limiting the generality of the foregoing, the disposal may take place by sale, re-allotment, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

8.3	A Shareholder whose Share or Shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such Share or Shares at the time of the forfeiture and all interest due thereon.

8.4	The Board may accept the surrender of any Shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered Share shall be treated as if it had been forfeited. A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

9.	Share Certificates

9.1	Every Shareholder shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of Shares held by such Shareholder and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

9.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

9.3	All certificates surrendered to the Company for transfers shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of the relevant Shares have been surrendered and cancelled.

9.4	Share certificates may not be issued in bearer form.

10.	Fractional Shares

A majority of the Board may issue fractions of a Share (calculated to three decimal points) of any class of Shares, and, if so issued, such fractional Shares shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole Share of the same class of Shares.

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RESERVED MATTERS AND MINORITY SHAREHOLDER’S RIGHTS

11.	Reserved Matters and Exit

11.1	Reserved Matters

Notwithstanding any other provision of these Articles, the Company shall not and the Company shall not permit any of its Subsidiaries or its or their respective directors, officers, committee members, committees, employees, agents or delegates to, take any of the actions, or take or omit to take any action that would have the effect of any of the actions, set forth in Schedule 1 of these Articles (the “Reserved Matters”) unless the Reserved Matters are approved in accordance with the procedure set forth in Schedule 1.

11.2	Exit

In the event that the Company proposes to undertake an Exit Transaction, the Company shall, as a condition precedent to the effectiveness of such Exit Transaction, provide each Investor with the ability to sell or otherwise dispose of all of the Equity Securities held by such Investor in exchange for cash (the “Investor Exit”). The Board shall, in consultation with the Investors, determine in good faith the manner and process for effecting the Investor Exit (whether undertaken pursuant to a repurchase, redemption, liquidation, dissolution, cancellation, exchange, sale or otherwise), provided, however, that (a) the value of the Equity Securities in the Investor Exit shall be no less than (x) the fair market value as determined by an independent third party valuation firm selected by the Investors and (y) the valuation that would yield an IRR for the Investors of at least 15% based on their respective subscriptions, and (b) the Investors shall not be required to provide any representations or warranties (other than a warranty as to title to the relevant Equity Securities) or indemnities or be subject to any holdback of cash consideration pursuant to the Investor Exit. The Company shall provide each Investor with at least 30 days prior written notice of any Exit Transaction and the material terms of the proposed Investor Exit. Any Exit Transaction in violation of this Article 11.2 shall be null and void ab initio. Nothing in this Article 11.2 shall limit the rights of the Investors under this Agreement, including rights under Article 4, Article 11 and Schedule 1.

In addition to the foregoing, the Company and the Shareholders agree that, except with the written consent of the Investors, the Company shall not engage in any series of transactions (whether related or unrelated) in any 365-day period which would constitute an “Exit Transaction” if such series of transactions were aggregated together and undertaken as one transaction unless such transactions are engaged in accordance with this Article 11,2.

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REGISTRATION OF SHARES

12.	Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Shareholder, the number, and (where applicable) the class of Shares held by such Shareholder and the amount paid or agreed to be considered as paid on such Shares;

(b)	the date on which each Person was entered in the Register of Members; and

(c)	the date on which any Person ceased to be a Shareholder.

13.	Registered Holder Absolute Owner

13.1	The Company shall be entitled to treat the registered Shareholder of any Share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such Share on the part of any other Person.

13.2	No Person shall be entitled to recognition by the Company as holding any Share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any Shares or any other right in respect of any Shares except an absolute right to the entirety of the Shares in the registered Shareholder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a Share, then, except as aforesaid;

(a)	such notice shall be deemed to be solely for the Shareholder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the Share or Shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the Shares may amount to a breach of trust or otherwise; and

(d)	the Shareholder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the Shareholder as having an absolute right to the entirety of the Share or Shares concerned.

14.	Transfer of Registered Shares

14.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares

• (the “Company”)

FOR VALUE RECEIVED ........................ [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of Shares.

DATED this [ ] day of [ ], 20[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness

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14.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid Share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the Shareholder of such Share until the same has been transferred to the transferee in the Register of Members.

14.3	The Board, by a majority vote of the Directors, may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the Shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

14.4	The joint Shareholders of any Share may transfer such Share to one or more of such joint Shareholders, and the surviving Shareholder or Shareholders of any Share previously held by them jointly with a deceased Shareholder may transfer any such Share to the executors or administrators of such deceased Shareholder.

14.5	The Board may not decline to register any transfer of Shares that is permitted in accordance with the provisions of these Articles. The Directors may only refuse to register a transfer of Shares if such transfer is not permitted in accordance with another provision of these Articles. If the Directors refuse to register a transfer of any Shares, they shall within two (2) days after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal which notice shall specify the reason for such refusal including the provision of these Articles under which the transfer is not permitted.

14.6	The registration of shares may not be suspended at any time or for any period other than with the approval of a majority of the Board, provided always that such registration shall not be suspended for more than fifteen (15) days in any year.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	Subject to and insofar as permitted by provisions of the Law, the Company may from time to time by Ordinary Resolution (or where an Ordinary Resolution is disallowed by the Law and a Special Resolution is required, by Special Resolution) alter or amend its memorandum of association otherwise than with respect to its name and objects and may hereby, without restricting the generality of the foregoing:

(a)	increase the share capital by such sum to be divided into shares of such amount or without nominal or par value as the resolution shall prescribe and with such rights priorities and privileges annexed thereto as may be determined;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	convert all or any of its paid-up shares into stock, and reconvert that stock into paid-up shares of any denomination;

(d)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the memorandum of association of the Company or into shares without nominal or par value;

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(e)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of any shares so cancelled; and

(f)	reduce its share capital and any capital redemption reserve fund subject to any consent, order, Court approval or other matter required by law.

15.2	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

DIVIDENDS AND CAPITALISATION

16.	Dividends

16.1	The Board may, subject to these Articles, and any direction of the Company in general meeting, declare a dividend or other distribution to be paid to the Shareholders in proportion to the number of Shares held by them, and such dividend or other distribution may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

16.2	Where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the foregoing generality, a majority of the Directors may fix the value of such specific assets, determine that cash payments shall be made to some Shareholders in lieu of specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

16.3	Dividends may be declared and paid out of profits of the Company, realized or unrealized, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorized for this purpose in accordance with the Law.

16.4	No unpaid dividend shall bear interest as against the Company.

16.5	The Board may declare and make such other distributions (in cash or in specie) to the Shareholders as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.6	The Board may fix any date as the record date for determining the Shareholders entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

17.	Power to Set Aside Profits

17.1	The Board may, by a majority vote of the Directors, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, by a majority vote of the Directors, without placing the same to reserve, carry forward any profit which they decide not to distribute.

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17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment

18.1	Any dividend, interest, or other monies payable in cash in respect of the Shares may be paid by cheque or draft sent through the post directed to the Shareholder at such Shareholder’s address in the Register of Members, or to such Person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of Shares, any dividend, interest or other monies payable in cash in respect of Shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such Person and to such address as the joint holders may in writing direct. If two or more Persons are registered as joint holders of any Shares any one can give an effectual receipt for any dividend paid in respect of such Shares.

18.3	The Board may deduct from the dividends or distributions payable to any Shareholder all monies due from such Shareholder to the Company on account of calls or otherwise.

19.	Capitalisation

19.1	Subject to Article 11, the Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued Shares to be allotted as fully paid bonus Shares pro rata to the Shareholders.

19.2	Subject to Article 11, the Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid Shares of those Shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

MEETINGS OF SHAREHOLDERS

20.	Annual General Meetings

The Company shall in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as any two Directors shall appoint.

21.	Extraordinary General Meetings

21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Chairman or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

22.	Notice

22.1	At least twenty-one (21) days’ prior written notice of an annual general meeting or extraordinary general meeting shall be given to each Shareholder entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and if different, the record date for determining Shareholders entitled to attend and vote at the general meeting and the business to be conducted at the meeting.

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22.2	The Board may fix any date as the record date for determining the Shareholders entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of despatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

22.3	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by all the Shareholders entitled to attend and vote thereat.

22.4	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any Person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.	Giving Notice

23.1	Written notice may be given by the Company to any Shareholder either by delivering it to such Shareholder in person or by sending it to such Shareholder’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

23.2	Any notice required to be given to a Shareholder shall, with respect to any Shares held jointly by two or more Persons, be given to whichever of such Persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such Shares.

23.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail, or such other method as the case may be.

24.	Postponement of General Meeting

The Board may, by a majority vote of the Directors, postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Shareholder before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Shareholder in accordance with the provisions of these Articles.

25.	Participating in Meetings by Telephone

Shareholders may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

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26.	Quorum at General Meetings

26.1	At any general meeting of the Company, Shareholders holding more than 50% of the issued and outstanding Shares of the Company present in person or by proxy throughout the meeting shall form a quorum for the transaction of business, provided that in case that any matter submitted to a general meeting involves a Reserved Matter, a quorum shall not be deemed to be formed unless Shareholders holding no less than the amount of the issued and outstanding Shares of the Company that are needed to approve such Reserved Matter are present in person or by proxy throughout the meeting.

26.2	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid as if the same had been passed at a general meeting of the Company duly convened and held.

26.3	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine, and if at such adjourned meeting, such quorum is still not present, the meeting shall be dissolved irrespective of whether the meeting was convened as an annual general meeting or an extraordinary general meeting.

27.	Voting on Resolutions

28.1	Subject to the provisions of the Law and these Articles, any question proposed for the consideration of the Shareholders at any general meeting shall be decided on a poll in accordance with the provisions of these Articles.

28.2	No Shareholder shall be entitled to vote at a general meeting unless such Shareholder has paid all the calls on all Shares held by such Shareholder.

28.	Voting on a Poll

29.1	On a poll, subject to any rights or restrictions for the time being lawfully attached to any class of Shares, every Person present at such meeting shall have one vote for each issued Share of which such Person is the holder or for which such Person holds a proxy and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Shareholders are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands. A Person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

29.2	On a poll, each Person present and entitled to vote shall be furnished with a ballot paper on which such Person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Shareholders or proxy holders appointed by the chairman for the purpose and the result of the poll shall be declared by the chairman.

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29.	Voting by Joint Holders of Shares

In the case of joint Shareholders, the vote of the joint Shareholder who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint Shareholders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

30.	Instrument of Proxy

30.1	An instrument appointing a proxy shall be in writing and physically deposited at the registered office of the Company no less than 48 hours before the time of the meeting or transmitted to the chairman by electronic mail no less than 24 hours before the time of the meeting in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy

• (the “Company”)

I/We, [insert names here], being a Shareholder of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Shareholders held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Shareholder(s)

30.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

30.3	A Shareholder who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf.

30.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

31.	Representation of Corporate Shareholder

31.1	A corporation which is a Shareholder may, by written instrument, authorise such Person or Persons as it thinks fit to act as its representative at any meeting of the Shareholders and any Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such Person represents as that corporation could exercise if it were an individual Shareholder, and that Shareholder shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

31.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any Person to attend and vote at general meetings on behalf of a corporation which is a Shareholder.

32.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Shareholders at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Shareholder entitled to attend and vote thereat in accordance with these Articles.

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33.	Written Resolutions

33.1.	Anything which may be done by resolution of the Company in general meeting may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

33.2.	A resolution in writing may be signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Shareholders, or all the Shareholders of the relevant class thereof, in as many counterparts as may be necessary.

33.3.	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Shareholders, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Shareholders voting in favour of a resolution shall be construed accordingly.

33.4.	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

33.5.	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Shareholder that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Shareholder to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

DIRECTORS AND OFFICERS

34.	Number of the Board

The number of Directors constituting the entire Board shall not be less than two.

35.	Chairman to Preside

The Chairman of the Board shall be selected by a majority vote of the Directors. The Chairman shall have a casting vote. Unless otherwise agreed by a majority of the Directors attending, the Chairman shall act as chairman at all meetings of the Board at which such Person is present. In his absence a chairman shall be appointed or elected by the Directors present at the meeting.

36.	Appointment and Removal of Directors

36.1	The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total number of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

36.2	The Company may from time to time, by Ordinary Resolution, appoint any person to be a Director and may in like manner remove any Director and may in like manner appoint another person in his stead.

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36.3	The Company may from time to time, by Ordinary Resolution, set, increase or reduce the maximum number of Directors who may constitute the board of Directors.

37.	Alternate Directors

37.1	A Director may at any time appoint any Person (including another Director) to be his Alternate Director and may at any time terminate such appointment.

37.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

37.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

37.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

37.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this A{-ticle shall apply equally to such committee meetings as to meetings of the Directors.

37.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a Written Resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

37.7	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

37.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Shareholders shall apply equally to the appointment of proxies by Directors.

38.	[Reserved]

39.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	is prohibited by law from serving as Director;

(b)	becomes bankrupt or makes any arrangement or composition with his creditors; or

(c)	dies or is found to be or becomes of unsound mind; or

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(d)	resigns his office by notice in writing to the Company or otherwise pursuant to any agreement between the Company and such Director; or

(e)	is removed from office by Ordinary Resolution;

(f)	is requested by all the other Directors (numbering at least two) to resign; or

(g)	if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office.

40.	Remuneration of Directors

The Directors shall not be entitled to remuneration. However, the Company shall reimburse the Directors for their reasonable costs of attendance at Board meetings. This article shall not prejudice the entitlement of a Director to remuneration due to such Director being an officer of the Company.

41.	Defect in Appointment of Director

Subject to the approval of the Board, all acts done in good faith by the Board or by a committee of the Board or by any Person acting as a Director shall, notwithstanding that afterwards it be discovered that there was some defect in the appointment of any Director or Person acting as aforesaid, or that they or any of them were disqualified, shall be as valid as if every such Person had been duly appointed and was qualified to be a Director.

42.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board in accordance with these Articles. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

43.	Authority of the Board

Only matters that are required by the Law and these Articles to be decided by the Shareholders shall be decided by the Shareholders. All other matters in relation to the Company shall be decided by the Board.

44.	Register of Directors

44.1	The Board shall cause to be kept in one or more books at the Registered Office of the Company a Register of Directors in accordance with the Law and shall enter therein the following particulars with respect to each Director:

(a)	first name and surname; and

(b)	address.

44.2	The Board shall, within the period of thirty (30) days from the occurrence of:-

(a)	any change among its Directors; or

(b)	any change in the particulars contained in the Register of Directors,

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cause to be entered on the Register of Directors the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

45.	Indemnification of Directors

The Directors of the Company and every former director and their respective heirs, executors, administrators, and personal representatives (each of which Persons being referred to in this Article as an “Indemnified Party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no Indemnified Party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other Persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud, dishonesty or gross negligence which may attach to any of the said Persons. Each Shareholder agrees to waive any claim or right of action such Shareholder might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud, dishonesty or gross negligence which may attach to such Director.

46.	Committees

Subject to the Law, the needs of the Company and these Articles, the Board may, from time to time, establish and revoke committees to undertake the powers and authorities of Board that may be delegated pursuant to these Articles. The procedure of these committees shall be adopted by the Board.

MEETINGS OF THE BOARD OF DIRECTORS

47.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. Meetings of the Board shall take place at least twice per year. Meetings shall be held in a location approved by a majority of the Directors. At any Board meeting, each Director may exercise one vote. Subject to Article 11, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Board. The Board shall not at any meeting adopt any resolution covering any matter that is not specified on the agenda for such meeting unless approved by a majority of the Board.

48.	Notice of Board Meetings

A meeting may be called by any Director. And upon such calling being made, the Chairman, or a Director appointed by the Chairman (or if the Chairman fails to do so, any of the Directors calling for the meeting) shall give notice in writing to all Directors of such meeting specifying  the date, time and agenda for such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting. Not less than ten (10) Business Days’ notice shall be given to all Directors; provided, however, that such notice period (i) shall not apply in the case of an adjourned meeting, and (ii) may be reduced with the written consent of all of the Directors.

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49.	Participation in Meetings by Telephone

Directors may participate in Board meetings by telephone or video conference; provided that each Director can hear and be heard by all the other Directors throughout the meetings, and such participation shall constitute presence for purposes of the quorum provisions of Article 50.

50.	Quorum at Board Meetings

All meetings of the Board shall require a quorum of at least two Directors.

51.	Written Resolutions

51.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by all the Directors.

51.2	A resolution in writing may be signed by all the Directors in as many counterparts as may be necessary.

51.3	A resolution in writing made in accordance with this Article 51 is as valid as if it had been passed by the Directors in a Board meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

51.4	A resolution in writing made in accordance with this Article 51 shall constitute minutes for the purposes of the Law.

51.5	For the purposes of this Article 51, the date of the resolution is the date when the resolution is signed by the last Director to sign (or Alternate Director to sign if so authorised under Article 37.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 51, a reference to such date.

52.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

53.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(b)	of all resolutions and proceedings of general meetings of the Shareholders, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

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54.	Register of Mortgages and Charges

54.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

54.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the principal business office of the Company on every Business Day, subject to such reasonable restrictions as the Board may impose, so that not less than two (2) hours in each such Business Day be allowed for inspection.

55.	Form and Use of Seal

55.1	The Seal shall only be used by the authority of the Directors for such purposes authorized by the Directors; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of two Persons who shall either be Directors or such other Persons authorized for this purpose by the Directors or the committee of Directors.

55.2	The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

ACCOUNTS

56.	Books and Records

56.1	The Company shall keep proper, complete and accurate books of account in US$ and in accordance with IFRS.

56.2	The Company shall provide each Shareholder with the following:

(a)	Unaudited consolidated balance sheet of the Company as of the end of each quarter and the related unaudited consolidated statements of income and cash flows of the Company for such quarter, within 30 days following the end of such quarter;

(b)	Audited consolidated balance sheet of the Company as of the end of each Financial Year and the related audited consolidated statements of income and cash flows of the Company for such Financial Year, within 120 days following the end of such Financial Year; and

(c)	Annual valuation of the Company as of the end of each Financial Year to be delivered within 90 days following the end of such Financial Year; and

each Shareholder shall be entitled to conduct its independent inspection of the books and accounts of the Company and any Subsidiary, at its own cost and expense, and shall be provided with all relevant information, including monthly management accounts, operating statistics and such other trading and financial information in such form as it may reasonably require to be properly informed about the business of the Company, provided that such inspection shall neither cause undue burden to the Company nor unreasonably interfere with the operation of the Company.

AUDITS

57.	Audit

The accounts of the Company shall be audited annually in accordance with such standard by the Auditor.

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58.	Remuneration of Auditors

Unless fixed by the Shareholders in general meeting, the remuneration of the Auditor shall be as determined by the Board.

59.	Duties of Auditor

The Auditor shall make a report to the Shareholders on the accounts examined by him and on every set of financial statements laid before the Shareholders in general meeting, or circulated to Shareholders, pursuant to this Article during the Auditor’s tenure of office.

60.	Access to Records

60.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Key Employees such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Shareholders.

60.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Shareholders present in the meeting and to make any statement or explanation he may desire with respect to the financial statements.

RECORDS AND ETHICAL COMPLIANCE

61.	Books and Records and Internal Controls

61.1	The Company shall make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of assets.

61.2	The Company shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(a)	transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(b)	transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and

(c)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

61.3	The Company shall prepare proposed annual operating and capital budgets and business plans for the Company, which shall be submitted to all Directors not less than 60 days prior to the commencement of each Financial Year. The Board shall convene as soon as practicable thereafter to consider the proposed annual operating and capital budget and business plan.

62.	Ethical Business Practices

62.1	The Company shall adopt and implement policies and compliance procedures on legitimate and ethical business practices in relation to its commercial operations.

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62.2	The Company shall ensure that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in kickbacks or other similar unlawful means of obtaining business.

63.	Financial and Money Laundering Compliance

Business of the Company shall be conducted at all times in compliance with applicable financial record keeping and reporting requirements and money laundering statutes in the Cayman Islands, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered, or enforced by any governmental agency, authority or body.

VOLUNTARY WINDING-UP AND DISSOLUTION

64.	Winding-Up

64.1	Subject to the Law and Article 11, the Company may be voluntarily wound-up with the sanction of a Special Resolution of the Shareholders.

64.2	Written notice of any liquidation, dissolution or winding up shall be delivered in person, or mailed by certified or registered mail, return receipt requested, not less than twenty (20) days prior to date when such liquidation, dissolution or winding up shall take place, to the record holders of Shares, such notice to be addressed to each such holder at its address as shown by the records of the Company.

64.3	Upon the liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to the Shareholders shall be distributed ratably among all Shareholders in proportion to their respective shareholding percentages of the Company immediately prior to the occurrence of the liquidation, dissolution or wining up.

CHANGES TO CONSTITUTION

65.	Changes to Articles

Subject to the Law, Article 11, and to the conditions contained in its Memorandum of Association, the Company may, by Special Resolution, alter or add to its Articles.

66.	Changes to the Memorandum of Association

Subject to the Law and Article 11, and to the conditions contained in its Articles, the Company may from time to time by Special Resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

67.	Discontinuance

Subject to the Law and Article 11, the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

RELATED PARTY TRANSACTION

68.	Related Party Transaction

The Company shall not, and shall cause its Subsidiaries not to, undertake any Related Party Transaction except in good faith, in the ordinary course of business and on arm’s length terms.

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Dated [                 ]

[                                   ]

[        ]

[        ]

Witness to the above signature

Address:      [          ]

Occupation: Corporate Administrator

I, Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY that this is a true and correct copy of the Third Amended and Restated Articles of Association of this Company duly registered on the ______ day of __________, 2019.

Registrar of Companies

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Schedule 1

RESERVED MATTERS

1	The following matters shall require the approval by the Shareholders holding 100% of the issued and outstanding Shares of the Company:

(a)	Any redemption or repurchase of Equity Securities or any distribution on any Equity Securities conducted on a non-pro rata basis based on the number of such class of Equity Securities then outstanding.

2	The following matters shall require the approval by the Shareholders holding 90% of the issued and outstanding Shares of the Company:

(a)	The amendment of the Company’s or any other Group Companies’ Charter Documents.

(b)	[Reserved]

(c)	The creation or issue or modification of Equity Securities or other convertible instruments including loans, stock or debentures of the Company or any of the Group Companies.

(d)	The adoption, amendment, or termination of any employee share option or any other equity incentive, purchase or participation plan for the benefit of, or any action to grant such benefits or incentive equities to, any employees, officers, directors of any of the Group Companies, other than the Shares which have been reserved and held by BonneVie before the date of the Amended and Restated Shareholders Agreement, the adoption, implementation and administration of which shall not be subject to this Schedule.

(e)	The sale or other disposal of the whole or substantially all of the undertaking or material assets or business of the Company or any other Group Companies, including any sale or other disposal by the Company, directly or indirectly, of any Equity Securities of any Subsidiary, in each case, where such transactions or series of related transactions together would result in the sale or other disposal of more than 25% of the fixed assets of the Group Companies on a consolidated basis.

(f)	The reconstruction, amalgamation, consolidation or reorganization of the Company or any of the Group Companies.

(g)	The listing of the shares of the Company or any of the Group Companies.

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3	The following matters shall require the approval by the Shareholders holding 85% of the issued and outstanding Shares of the Company:

(a)	The acquisition of the whole or part of the business or any assets of any other person or company or any merger or amalgamation or creation of joint venture with other companies or with any other business, which transaction upon completion would cause or is likely to cause more than 50% of the consolidated revenue of the Group Companies to be generated from business unrelated to the Business.

(b)	Any material change in the Business of the Group Companies which would cause or is likely to cause more than 50% of the consolidated revenue of the Group Companies to be generated from business unrelated to the Business.

(c)	The acquisition of the whole or part of the business or any assets of any other person or company or any merger or amalgamation or creation of joint venture with other companies or with any other business, which transaction or a series of related transactions combined would result in the acquisition of assets worth more than 25% of the net assets of the Group Companies on a consolidated basis.

(d)	Decisions relating to the liquidation or winding-up of the Company or any of the other Group Companies.

4	The following matters shall require the unanimous approval by the Board of the Company:

(a)	The sale or other disposal of the whole or a substantial part of the undertaking or material assets or business of the Company or any of other Group Companies that is not subject to approval by the Shareholders as mentioned in Section 2 of this Schedule.

(b)	The acquisition of the whole or part of the business or any assets of any other person or company or any merger or amalgamation or creation of joint venture with other companies or with any other business that is not subject to approval by the Shareholders as mentioned in Sections 3 of this Schedule.

(c)	Any diversification into new activities/business areas that would cause or is likely to cause more than 30% of the consolidated revenue of the Group Companies to be generated from business unrelated to the Business of the Group Companies, or discontinuing any material business activities of the Company or any of the other Group Companies where such business activities represent at least 30% of the consolidated revenue of the Group Companies.

(d)	The incurrence of any Indebtedness by the Company or any of the Group Companies such that the aggregated consolidated Indebtedness of the Group Companies equals or exceeds three and a half times (3.5x) Indebtedness to EBITDA ratio.

(e)	The appointment or removal of the auditors of the Company (provided that the auditor shall always be one of the “Big 4” accounting firms (i.e., PricewaterhouseCoopers, KPMG, Deloitte & Touche or Ernst & Young) or its Affiliates) or any change of the fiscal year of the Company.

Filed: 21-Jan-2020 07:59 EST
www.verify.gov.ky File#: 282573	Auth Code: E56537893749

(f)	The budget or business plan of the Company or any material change thereof.

5	Any Related Party Transaction exceeding the amount of US$10,000,000 requires approval by the non-related Shareholders holding 75% of the Shares of the Company held by all non-related Shareholders. For purpose of this provision, the non-related Shareholder means, with respect to the specific Related Party Transaction, a Shareholder that neither itself nor its Affiliate is a party to such Related Party Transaction.

Filed: 21-Jan-2020 07:59 EST
www.verify.gov.ky File#: 282573	Auth Code: E56537893749